Exhibit 99.1

China Shen Zhou Mining & Resources, Inc. Receives Delisting Notice from NYSE MKT LLC

BEIJING, CHINA, May 23, 2013 – China Shen Zhou Mining & Resources, Inc. (the “Company”) (NYSE MKT: SHZ), today announced the Company received a delisting notice (the “Notice”) from the staff (the “Staff”) of NYSE Regulation, Inc. (“NYSE Regulation”) on behalf of NYSE MKT LLC (the “Exchange”) indicating that the Company had failed to demonstrate its ability to regain compliance with Sections 1003(a)(iv) of the Exchange’s Company Guide (the “Company Guide”). Section 1003(a)(iv) of the Company Guide applies if a listed company has sustained losses that are substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether the company will be able to continue operations and/or meet its obligations as they mature. The Notice further stated that the Company is not in compliance with Sections 134 and 1101 of the Company Guide for not filing its annual report on Form 10-K for the fiscal year ended December 31, 2012. Additionally, the Company is not in compliance with Sections 134 and 1101 of the Company Guide for not filing its quarterly report on Form 10-Q for the quarter ended March 31, 2013.

As previously disclosed, on October 24, 2012, the Company received a letter from the Exchange advising that the Company was not in compliance with Section 1003(a)(iv) of the Company Guide (the “Original Notice”). Also, on April 22, 2013, the Company disclosed it received a letter from the Exchange advising that the Company was not in compliance with Sections 134 and 1101 of the Company guide for failure to file its annual report on Form 10-K for the fiscal year ended December 31, 2012 (the “Late Filer Notice”).

As previously disclosed, with respect to the Original Notice, the Company submitted a plan to regain compliance on November 30, 2012 (the “Original Plan”), which the Exchange accepted on January 11, 2013. On April 24, 2013, the Company submitted a request for an extension of the period for compliance under the Original Plan to October 24, 2013 (the “Extension Request”). On May 1, 2013, the Company submitted an additional compliance plan with respect to the Late Filer Notice (the “Late Filer Plan”).

After a review of the information provided by the Company, the Exchange determined that the Company had not made progress consistent with the Original Plan and failed to present a reasonable basis to conclude that the Company could regain compliance with the Exchange’s continued listing standards by the requested date of October 24, 2013, and that the Exchange would (1) deny the Extension Request, (2) reject the Late Filer Plan, and (3) move to delist the Company’s securities from the Exchange. As such, the Exchange intends to strike the Company’s stock from the Exchange by filing a delisting application with the Securities and Exchange Commission pursuant to Section 1009(d) of the Company Guide.

The Company does not intend to appeal the Exchange’s decision. The Company’s stock is subject to immediate delisting proceedings. Upon delisting, there can be no assurance that a trading market will ever resume.

About China Shen Zhou Mining & Resources, Inc.

China Shen Zhou Mining & Resources, Inc., through its subsidiaries, is engaged in the exploration, development, mining, and processing of fluorite and nonferrous metals such as zinc, lead and copper in China. The Company has the following principal areas of interest in China: (a) fluorite extraction and processing in the Sumochaganaobao region of Inner Mongolia; (b) fluorite extraction and processing in Jingde County, Anhui Province; (c) zinc/copper/lead processing in Wulatehouqi of Inner Mongolia; and (d) zinc/copper exploration, mining and processing in Xinjiang.

For more information, please visit http://www.chinaszmg.com/

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “will”, “believes”, “expects”or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC’s electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.

Contact Information

Ziming Li

Investor Relations

China Shen Zhou Mining & Resources, Inc

Tel: 86-10-88909976

Investors@chinaszky.com